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                                                                     EXHIBIT 5.2

                              FRITZ BYERS, ESQUIRE
                              824 Spitzer Building
                               Toledo, Ohio 43604
                                  419-241-8013


July 16, 2002



Block Communications, Inc.
541 N. Superior Street
Toledo, Ohio 43660

      Re: Exchange Offer of $175,000,000 of 9-1/4% Senior Subordinated Notes Due 2009 for up to $175,000,000 of 9-1/4% Senior Subordinated Notes due 2009

Ladies and Gentlemen:

I am General Counsel of Block Communications, Inc., an Ohio corporation (the "Company") and those certain subsidiaries of the Company listed on Schedule 1 hereto (each a "Guarantor" and referred to at times collectively herein as the "Guarantors") and have acted as such in connection with the proposed offer (the "Exchange Offer") to exchange an aggregate principal amount of up to $175,000,000 of the Company's 9-1/4% Senior Subordinated Notes due 2009 (the "Old Notes") for up to $175,000,000 of its 9-1/4% Senior Subordinated Notes due 2009 (the "Exchange Notes") pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement." The Exchange Notes are to be issued pursuant to the Indenture (the "Indenture"), dated as of April 18, 2002, among the Company, the Guarantors and Wells Fargo Bank Minnesota, National Association, as trustee, in exchange for and in replacement of the Company's outstanding Old Notes, of which $175,000,000 in aggregate principal amount is outstanding. As used herein, "Exchange Guarantees" refers to the guarantees made by the Guarantors in the Indenture with respect to payments on the Exchange Notes, together with the Notations of Guarantee to be appended to the Exchange Notes; and "Registration Rights Agreement" refers to the registration rights agreement, dated April 18, 2002, among the Company, the Guarantors and the initial purchasers of the Old Notes.

For purposes of this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purposes of this opinion, including the following documents:

      (i)   executed counterparts of the the Indenture; and

      (ii)  executed counterparts of the Registration Rights Agreement.
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Block Communications, Inc.
July 16, 2002
Page 2


The documents referred to in paragraphs (i) and (ii) above, together with the Exchange Notes and the Exchange Guarantees, are referred to herein as the "Transaction Documents."

In making such examination and in rendering the opinions set forth below, I have assumed the genuineness of all signatures (other than of officers of the Company and the Guarantors), the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostat copies and the authenticity of the originals of such latter documents.

I have assumed that each of the parties to the Transaction Documents (other than the Company and Guarantors) has the power and authority and has taken the action necessary to authorize the execution and delivery of, and the performance of its obligations under, the Transaction Documents to which it is a party, that such Transaction Documents have been validly executed and delivered by each such party and are binding thereon, that no consent, approval, authorization, declaration or filing by or with any governmental commission, board or agency, which has not been obtained or made, is required for the valid execution or delivery by such party of, or the performance of its obligations under, the Transaction Documents.

As to matters of fact, I have relied with your permission upon the representations and warranties made in the Transaction Documents and in certificates of public officials and of officers of the parties to the Transaction Documents, and I have assumed that such representations and warranties and certificates are accurate, complete and valid as of the date when made and as of the date hereof.

Based on the foregoing, and subject to the exceptions, qualifications, limitations, assumptions and reliances stated herein, it is my opinion that:

      1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Ohio.

      2. Each Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation.

      3. The Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company and each Guarantor (all action by shareholders, if any being required therefor, having been taken), and the Indenture and the Registration Rights Agreement have been duly executed and delivered by the Company and each of the Guarantors.

The opinions expressed herein are subject in all respect to the following further qualifications, limitations and exclusions:
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Block Communications, Inc.
July 16, 2002
Page 3


      a. My opinions are issued as of the date hereof and are limited to the laws now in effect as to which my opinions relate and facts and circumstances in existence on the date hereof, and I assume no undertaking to advise you of any changes in the opinions expressed herein as a result of any change in any laws, facts or circumstances which may come to my attention after the date hereof.

      b. The opinions expressed herein are limited to matters governed by the laws of the State of Ohio, as presently enacted and construed, and the general corporate law as presently in effect of the States of Idaho, Indiana, Michigan and Pennsylvania, except that, with your permission, I have assumed that the general corporate laws of the states of Idaho, Indiana, Michigan and Pennsylvania do not materially differ from the general corporate law of Ohio.

I hereby consent to the filing of this opinion in Exhibit 5.2 to the Registration Statement. I also consent to the reference to my name under the heading "Legal Matters" in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This letter is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

                                          Very truly yours,

                                          /s/ Fritz Byers

                                          Fritz Byers
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                                   Schedule 1


Access Toledo, Ltd.
Buckeye Cablevision, Inc.
Buckeye Telesystem, Inc.
CARS Holding, Inc.
Community Communications Services, Inc.
Corporate Protection Services, Inc.
Erie County Cablevision, Inc.
Idaho Independent Television, Inc.
Independence Television Company
Lima Communications Corporation
Metro Fiber & Cable Construction Company
Monroe Cablevision, Inc.
PG Publishing Company
Toledo Area Telecommunications Services, Inc.
WLFI-TV, Inc.